Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE         March 1, 2013

FreightCar America, Inc. Announces Resignation of Thomas M. Fitzpatrick from Its Board of Directors

Chicago, IL, March 1, 2013 — FreightCar America, Inc. (NASDAQ: RAIL) today announced that Thomas M. Fitzpatrick resigned from its Board of Directors, effective February 25, 2013, to pursue other activities. As a result of Mr. Fitzpatrick’s departure, the number of directors on the Board will be reduced to seven.

William D. Gehl, Chairman of the Board of Directors, stated, “On behalf of the management team and the Board of Directors, I would like to thank Tom for his service to FreightCar America over the past seven years as a director and as Chairman. Under Tom’s leadership, the Company maintained a strong balance sheet, diversified its product and service offerings and successfully managed the often extreme volatility in our markets. We wish him all the best in his future endeavors.”

Mr. Fitzpatrick commented, “Since joining the Board of Directors in 2005, I have enjoyed working collaboratively with the senior management team and my fellow directors to strategically position the Company for success. It is bittersweet moving on at this point in light of the recently announced strategic initiative. I am confident that the Company is well positioned to capitalize on this exciting opportunity to create value for its shareholders.”

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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